INSURED PERSONS  RICHARD ROE           [LOGO] THE
                 MARGARET ROE                 EQUITABLE
                                              LIFE ASSURANCE SOCIETY OF THE U.S.
   POLICY OWNER  RICHARD ROE                  ----------------------------------
                 AND MARGARET ROE             Member of the Global AXA Group

    FACE AMOUNT                               VARIABLE LIFE
   OF INSURANCE  $200,000                     INSURANCE
                                              POLICY
  DEATH BENEFIT  OPTION A (SEE PAGE 6)
  POLICY NUMBER  XX XXX XXX

--------------------------------------------------------------------------------

We agree to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

       Flexible Premium Joint Survivorship Variable Life Insurance Policy

This is a flexible premium joint survivorship variable life insurance policy which provides for insurance payable upon the death of the second of the insureds to die. You can, within limits:

      o     make premium payments at any time and in any amount;

      o     change the death benefit option;

      o change the allocation of net premiums and deductions among your investment options; and

      o     transfer amounts among your investment options.

This policy is guaranteed not to lapse during the first five policy years, if premiums are paid in accordance with the No Lapse Guarantee provision.

The death benefit of this policy is guaranteed for the period of time shown on Page 3, if premiums are paid in accordance with the Death Benefit Guarantee provision.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

The portion of your Policy Account that is in an investment fund of our SA will vary up or down depending on the unit value of such investment fund, which in turn depends on the investment performance of the securities held by that fund. There are no minimum guarantees as to such portion of your Policy Account.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 3% a year.

The amount and duration of the death benefit may be variable or fixed under specified conditions. See the Death Benefit provision for a description of the variable death benefit.

This is a non-participating policy.

Right to Examine Policy. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid on this policy.

Read your policy carefully. It is a legal contract between you and The Equitable Life Assurance Society of the United States.


/s/ Pauline Sherman                                         /s/ Edward D. Miller

Pauline Sherman, Vice President, Secretary    Edward D. Miller, Chairman & Chief
& Associate General Counsel                                    Executive Officer

No. 99-400

Contents
--------

Policy Information  3

Table of Maximum Monthly Charges
for Benefits  4

Those Who Benefit from this Policy  5

The Insurance Benefit We Pay  5

Changing the Death Benefit Option or
Reducing the Face Amount of
Insurance  6

The Premiums You Pay  7

Your Policy Account and How it
Works  9

Your Investment Options  10

The Value of Your Policy Account   11

The Cash Surrender Value of this
Policy  12

How a Loan Can Be Made  13

Our Separate Account(s) (SA)  14

Our Annual Report to You  15

How Benefits are Paid  15

Other Important Information  16

Table of Guaranteed Payments  19

In this policy:                              Administrative Office
---------------                              ---------------------

"We," "our," and "us" mean The               The address of our
Equitable Life Assurance Society             Administrative Office is shown
of the United States.                        on Page 3. You should send
                                             correspondence to that office.
"You" and "your" mean the                    Premium payments should be
owner of this policy at the time             sent to the address on your
an owner's right is exercised.               billing notice.

Unless otherwise stated, all
references to interest in this
policy are effective annual rates
of interest.

Attained age means age on the                Copies of the applications for this
birthday nearest to the beginning            policy and any additional benefit
of the current policy year.                  riders are attached to the policy.

                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investments funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account, If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the Death Benefit provision.

This policy is guaranteed not to lapse during the first five policy years, if premiums are paid in accordance with the No Lapse Guarantee provision. The death benefit of this policy is guaranteed for the period of time shown on Page 3, if premiums are paid in accordance with the Death Benefit Guarantee provision.

The insurance benefit of this policy is payable upon the death of the second of the insured persons to die. No benefit is payable upon death of the first of the insured persons to die, unless due from riders to this policy.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and its riders. If you give up this policy for its Net Cash Surrender Value, reduce the Face Amount of Insurance, or if this policy ends without value at the end of the grace period, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides, You should read all of it carefully. Its terms govern your rights and our obligations.


No. 99-400                                                                Page 2

                               POLICY INFORMATION

  INSURED PERSONS   RICHARD ROE
                    AND MARGARET ROE

     POLICY OWNER   RICHARD ROE
                    AND MARGARET ROE

      FACE AMOUNT
     OF INSURANCE   $200,000

    DEATH BENEFIT   OPTION A (SEE PAGE 6)                  SEPARATE ACCOUNT [FP]

    POLICY NUMBER   XX XXX XXX                          ISSUE AGE, SEX  35 MALE,
                                                                       30 FEMALE
      BENEFICIARY   SEE PAGE 5

    REGISTER DATE   MARCH 4, 1999
                                         RATING CLASS: STANDARD/NON-TOBACCO USER
    DATE OF ISSUE   MARCH 4, 1999                      STANDARD/NON-TOBACCO USER

A MINIMUM INITIAL PREMIUM OF $143.90 IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF [$150.00] IS PAYABLE [QUARTERLY].

NO LAPSE GUARANTEE PERIOD IS 5 YEARS FROM THE REGISTER DATE. SEE NO LAPSE GUARANTEE PROVISION.

DEATH BENEFIT GUARANTEE PERIOD - 40 YEARS FROM THE REGISTER DATE - SEE DEATH BENEFIT GUARANTEE PROVISION.

SEE PAGE 3--CONTINUED FOR TABLES OF NO LAPSE GUARANTEE AND DEATH BENEFIT GUARANTEE PREMIUMS.

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFIT AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.

THE PLANNED PERIODIC PREMIUM PAYMENTS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE DURING THE LIFETIME OF THE SECOND OF THE INSURED PERSONS TO DIE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE DEATH BENEFIT OPTION OR REDUCTIONS IN THE FACE AMOUNT; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.


99-400-3                             PAGE 3
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                 ------ TABLE OF MAXIMUM EXPENSE CHARGES ------

DEDUCTIONS FROM PREMIUM PAYMENTS:

      PREMIUM CHARGE:

            WE DEDUCT AN AMOUNT NOT TO EXCEED 8% FROM EACH PREMIUM PAYMENT.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

      ADMINISTRATIVE CHARGE:

            FIRST POLICY YEAR: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.06 FOR EACH $1,000.00 OF INITIAL FACE AMOUNT OF INSURANCE PLUS $20.00

            POLICY YEARS 2 THROUGH 10: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.06 FOR EACH $1,000 OF INITIAL FACE AMOUNT OF INSURANCE PLUS AN AMOUNT NOT TO EXCEED $10.00.

            POLICY YEARS 11 AND LATER: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.05 FOR EACH $1,000 OF INITIAL FACE AMOUNT OF INSURANCE PLUS AN AMOUNT NOT TO EXCEED $10.00.


99-400-3                       PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                    ------ TABLE OF GUARANTEE PREMIUMS ------
                            FOR BASIC LIFE INSURANCE

GUARANTEE                                  MONTHLY PREMIUM        PREMIUM PERIOD
---------                                  ---------------        --------------

NO LAPSE GUARANTEE                              $48.10                5 YEARS

DEATH BENEFIT GUARANTEE                         $66.16               40 YEARS


99-400-3                       PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

           ------ TABLE OF MAXIMUM MONTHLY CHARGES FOR BENEFITS ------

                                   MONTHLY DEDUCTION
BENEFITS                           FROM POLICY ACCOUNT                  PERIOD
--------                           -------------------                  ------

BASIC COST OF INSURANCE         MAXIMUM MONTHLY COST OF                70 YEARS
                               INSURANCE RATE (SEE PAGE 4 --
                              CONTINUED) TIMES THOUSANDS OF
                                   NET AMOUNT AT RISK

BASIC COST OF INSURANCE                    $0.00                      THEREAFTER


99-400-4                             PAGE 4
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                    ------ TABLE OF SURRENDER CHARGES ------
                           FOR THE INITIAL FACE AMOUNT

  BEGINNING OF                             BEGINNING OF
     POLICY                                   POLICY
      YEAR              CHARGE                 YEAR                    CHARGE
      ----              ------                 ----                    ------

        1              $676.80                   9                    $668.75
        2               676.80                  10                     572.06
        3               676.80                  11                     475.37
        4               676.80                  12                     378.68
        5               676.80                  13                     282.00
        6               676.80                  14                     185.31
        7               676.80                  15                      88.63
        8               676.80                  16 AND LATER             0.00

A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE OR IF THIS POLICY TERMINATES WITHIN THE FIRST FIFTEEN POLICY YEARS. THE CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE. AFTER THE EIGHTH POLICY YEAR, THE CHARGE IN ANY OTHER POLICY MONTH WILL BE BASED ON THE NUMBER OF POLICY MONTHS SINCE THE BEGINNING OF THE POLICY YEAR.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED WITHIN THE FIRST FIFTEEN POLICY YEARS, A PROPORTIONATE SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE "SURRENDER CHARGES" PROVISION FOR A DESCRIPTION OF THE PROPORTIONATE SURRENDER CHARGE.

ADMINISTRATIVE OFFICE:

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                             SPECIMEN SERVICE CENTER
                               100 SPECIMEN STREET
                             CITY, STATE 10001-6018


99-400-3                      PAGE 3 -- CONTINUED

              POLICY INFORMATION CONTINUED--POLICY NUMBER XX XXX XXX

         ------ TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES ------
            PER $1,000 OF NET AMOUNT AT RISK FOR BASIC LIFE INSURANCE

POLICY        MONTHLY       POLICY         MONTHLY        POLICY        MONTHLY
 YEAR          RATE          YEAR           RATE           YEAR           RATE

   1          .00017          26            .12250          51          5.67417
   2          .00058          27            .14450          52          6.42000
   3          .00100          28            .17008          53          7.24792
   4          .00142          29            .19950          54          8.16500
   5          .00200          30            .23383          55          9.15975

   6          .00267          31            .27417          56         10.23242
   7          .00350          32            .32133          57         11.36883
   8          .00442          33            .37767          58         12.57658
   9          .00550          34            .44517          59         13.84733
   10         .00683          35            .52558          60         15.21925

   11         .00842          36            .62000          61         16.71442
   12         .01042          37            .73633          62         18.38567
   13         .01267          38            .85742          63         20.29133
   14         .01525          39           1.00233          64         22.41858
   15         .01825          40           1.16825          65         24.09600

   16         .02175          42           1.35825          66         26.44333
   17         .02592          42           1.57758          67         31.31167
   18         .03092          43           1.83383          68         39.58083
   19         .03683          44           2.13217          69         54.65417
   20         .04383          45           2.47833          70         62.50000

   21         .05217          46           2.87608        71 AND       00.00000
   22         .06200          47           3.32650         OVER
   23         .07358          48           3.83000
   24         .08742          49           4.38675
   25         .10350          50           4.99900


99-400-4                       PAGE 4 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

              ------ TABLE OF PERCENTAGES OF POLICY ACCOUNT ------

    YOUNGER INSURED                           YOUNGER INSURED
     PERSON'S AGE          PERCENTAGE          PERSON'S AGE          PERCENTAGE

          30                 829.1                  70                  195.6
          31                 798.1                  71                  189.6
          32                 768.3                  72                  183.8
          33                 739.6                  73                  178.2
          34                 712.0                  74                  173.0

          35                 685.4                  75                  168.0
          36                 659.9                  76                  163.4
          37                 635.3                  77                  162.4
          38                 611.7                  78                  161.5
          39                 589.0                  79                  160.6

          40                 567.3                  80                  159.7
          41                 546.3                  81                  158.7
          42                 526.2                  82                  157.8
          43                 506.9                  83                  153.2
          44                 488.4                  84                  148.9

          45                 470.5                  85                  144.8
          46                 453.4                  86                  141.1
          47                 436.9                  87                  137.5
          48                 421.1                  88                  134.0
          49                 405.9                  89                  130.7

          50                 391.3                  90                  127.5
          51                 377.3                  91                  124.5
          52                 363.8                  92                  121.5
          53                 350.8                  93                  118.5
          54                 338.4                  94                  115.5

          55                 326.5                  95                  112.5
          56                 315.0                  96                  110.0
          57                 304.0                  97                  107.5
          58                 293.5                  98                  104.9
          59                 283.3             99 AND OVER              102.0

          60                 273.5
          61                 264.1
          62                 255.1
          63                 246.5
          64                 238.2

          65                 230.3
          66                 222.7
          67                 215.5
          68                 208.6
          69                 202.0


99-400-4                       PAGE 4 -- CONTINUED

--------------------------------------------------------------------------------

Those Who Benefit from this Policy

Owner. The owner of this policy is the insured persons jointly and, after the death of the first of the insureds to die, the surviving insured, unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while at least one of the insured persons is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. While two or more persons own this policy jointly, the exercise of rights in the policy must be made by all jointly.

Beneficiary. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the second of the insured persons to die. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the second of the insured persons to die, we will pay the Insurance Benefit to such insured person's surviving children in equal shares. If none survive, we will pay such insured person's estate.

Changing the Owner or Beneficiary. While at least one of the insured persons is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. (You can get such a form from our agent or by writing to us at our Administrative Office.) The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with the "How Benefits Are Paid" section of this policy.

Assignment. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------

The Insurance Benefit We Pay

We will pay the insurance Benefit of this policy to the beneficiary upon the death of the second of the insured persons to die when we receive at our Administrative Office (1) proof that both insured persons died while this policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of the second insured person's death:

      o     the death benefit described on Page 6;

      o     plus any other benefits then due from riders to this policy;

      o     minus any policy loan and accrued loan interest;

      o minus any overdue deductions from your Policy Account if the second of the insured persons to die dies during a grace period.

We will add interest to the resulting amount for the period from the date of death to the date of payment. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option provision, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the Policy Information section.

Proof of the first death must be given to us when it occurs, even if no insurance benefits are to be paid at such time.


99-400-5                                                                  Page 5

Death Benefit. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the second of the insured persons to die.

Under Option A, the death benefit is the greater of (a) the Face Amount of Insurance; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option, the amount of the death benefit is fixed, except when it is determined by such a percentage.

Under Option B, the death benefit is the greater of (a) the Face Amount of Insurance plus the amount in your Policy Account on the date of death of the second of the insured persons to die; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option the amount of the death benefit is variable.

The percentage referred to above is the percentage from the table (see Page 4 -- Continued) for the younger insured person's age (nearest birthday) at the beginning of the policy year of determination.

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the Policy Account value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax Law" for more information.

No Lapse Guarantee. This policy is guaranteed not to lapse during the first five policy years if the sum of premium payments accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the sum of the No Lapse Guarantee Premium(s) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the cash surrender value; see "Guarantee Premiums" provision. This no lapse guarantee terminates at the end of five years. Certain policy changes after issue will change the No Lapse Guarantee Premium(s), however, they will not start a new guarantee period.

Death Benefit Guarantee. The death benefit of this policy is guaranteed if, during the death benefit guarantee period, the sum of premium payments accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the sum of the Death Benefit Guarantee Premium(s) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the cash surrender value; see "Guarantee Premiums" provision. The death benefit guarantee period is shown on Page 3. Certain policy changes after issue will change the Death Benefit Guarantee Premium(s); however, they will not start a new guarantee period.

--------------------------------------------------------------------------------

Changing the Death Benefit Option or Reducing the Face Amount of Insurance

At any time after the second policy year while this policy is in force, you may change the death benefit option or reduce the Face Amount of Insurance by written request to us at our Administrative Office, subject to the following conditions:

1. You may ask us to reduce the Face Amount of Insurance, but not to less than the minimum amount for which we would then issue this policy under our rules. Any such reduction in the Face Amount of Insurance may not be less than $10,000.


99-400-5                                                                  Page 6

2. You can change your death benefit option. Any requested change to Death Benefit Option B must be made while the younger insured person is not more than attained age 80. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. Decreases and increases in the Face Amount of Insurance will always be made in such a manner that the death benefit remains the same on the date the change takes effect.

3. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

5. You may ask for a change by completing an application for change, which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

--------------------------------------------------------------------------------

The Premiums You Pay

The minimum initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time while this policy is in force.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as the Net Cash Surrender Value is sufficient to cover the monthly deductions described in the Monthly Deductions provision, with a further extension of coverage as described in the Grace Period provision.

Guarantee Premiums. You may choose to pay premiums equal to the No Lapse Guarantee Premium(s) or to the Death Benefit Guarantee Premium(s). A table of these different premium levels for base policy life insurance benefits is shown on Page 3 -- Continued; these premiums differ in both amount and duration for each of these guarantee periods. A table for any additional rider benefits is also shown on a Page 3 -- Continued.

The calculations that are described in the "Grace Period" provision refer to a Guarantee Premium fund. The Guarantee Premium fund at any time means the accumulation of all the guarantee premiums (for base policy and any additional benefit riders) for the shortest guarantee period that is still applicable. For instance, if these calculations are performed during the first five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the No Lapse Guarantee Premium(s) from the Register Date of this policy up to that month. After five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the Death Benefit Guarantee Premium(s) from the Register Date of this policy up to that month.

You may wish to consider paying premiums that will always be sufficient to meet the longest guarantee period. This means paying the highest level of Death Benefit Guarantee Premium(s) at all times, starting from the policy Register Date. In this way, you are assured that the actual premium fund will always be at least equal to the Guarantee Premium fund in any calculation.


99-400-7                                                                  Page 7

Limits. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the policy account, as described in the Death Benefit provision), unless you provide satisfactory evidence of insurability of the insured person(s).

We also reserve the right not to accept premium payments or to return excess amounts (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

Grace Period. At the beginning of each policy month, we compare the Net Cash Surrender Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Cash Surrender Value is sufficient to cover the total monthly deductions, the policy is not in default.

If the Net Cash Surrender Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, but the no lapse guarantee or death benefit guarantee period is in effect, we will perform the following calculations to determine whether the policy is in default:

      1. Determine the Guarantee Premium fund. The Guarantee Premium fund for any policy month is the accumulation of all the guarantee premiums applicable to the shortest guarantee period in effect, shown on Page 3 -- Continued, from the Register Date up to that month at 4% interest.

      2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received at 4% interest minus all withdrawals accumulated at 4% interest.

      3. If the result in Step 2 is greater than or equal to the result in Step 1, and any loan and accrued loan interest does not exceed the Cash Surrender Value, the policy is not in default. The guarantee will be in effect and monthly deductions in excess of the Policy Account will be waived.

      4. If the result of Step 2 is less than the result in Step 1, or if the result of Step 2 is greater than or equal to the result in Step 1 and any loan and accrued loan interest exceeds the Cash Surrender Value, the policy is in default as of the first day of that policy month. This is the date of default.

If all guarantee periods have terminated (see No Lapse Guarantee and Death Benefit Guarantee provisions) the calculations described in Steps 1. - 4. above will not be performed. In that case, if the Net Cash Surrender Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Cash Surrender Value to cover all monthly deductions for 3 months calculated assuming no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.


99-400-7                                                                  Page 8

If we receive the requested amount before the end of the grace period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the second of the insured persons to die dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

Restoring Your Policy Benefits. If this policy has ended without value, you may restore policy benefits if both insured persons are alive or if one insured person is alive and the policy ended without value after the death of the other insured person. In order to restore benefits, you must:

      1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

      2.    Provide evidence of insurability satisfactory to us; and

      3. Make a payment of an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; (ii) any excess of the applicable surrender charge on the effective date of restoration over the surrender charge that was deducted on the date of default; and (iii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

We must receive the required payment while at least one insured person is alive. We will deduct the premium charge from the required payment. The policy account on the date of restoration will be equal to the balance of the required payment plus a surrender charge credit. The surrender charge credit will be the surrender charge that was deducted on the date of default, but not greater than the applicable surrender charge as of the effective date of restoration.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will start to make monthly charges again as of the effective date of restoration.

We reserve the right to decline to restore this policy if in our opinion it would cause this policy to fail to qualify as life insurance under applicable tax law.

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Your Policy Account and How it Works

Premium Payments. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section and any overdue monthly deductions (unless waived by us). We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the Policy Information Section, is received at our Administrative Office.

Monthly Deductions. At the beginning of each policy month we make a deduction from your Policy Account to cover the monthly administrative charge and to provide insurance coverage. The first deduction is made on the Register Date. No deduction is made after age 100 of the younger insured person. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o     the monthly administrative charge;

o     the monthly cost of insurance for the insured persons; and

o     the monthly cost of any benefits provided by riders to this policy.

The monthly cost of insurance is the sum of a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus b) any flat extra charge shown in the Policy Information section. The net amount at risk at any time is the death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Cost of Insurance Rates on Page 4 -- Continued.


99-400-9                                                                  Page 9

Other Deductions. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the end of the fifteenth policy year, you give up this policy for its Net Cash Surrender Value, you reduce the Face Amount of Insurance, or if this policy terminates without value at the end of a grace period.

o     We may deduct a charge for certain transfers (see "Transfers" provision).

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Your Investment Options

Allocations. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations. However, any amounts which are put into your Policy Account prior to the Allocation Date and which are to be allocated to the investment funds of our SA will initially be allocated to (and monthly deductions taken from) the Money Market Fund of our SA. The Allocation Date is the first business day twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Fund will be allocated in accordance with the directions contained in your policy application.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Transfers. At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request for it at our Administrative Office. However, no transfers will be made prior to the Allocation Date.

Once during each policy year you may ask us by written request to our Administrative Office to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of a) $500, b) 25% of the unloaned value in the GIA on the policy anniversary, or c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.

99-400-9                                                                 Page 10

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and from our GIA based on the proportion that the amount transferred from each investment fund of our SA and from our GIA bears to the total amount being transferred. A transfer from the Money Market Fund on the Allocation Date (if applicable) will not incur a transfer charge.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

--------------------------------------------------------------------------------

The Value of Your Policy Account

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and the investment funds of our SA under this policy.

Your Value in our Guaranteed Interest Account (GIA). The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it.

We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than 3%. Interest accrues and is credited daily on unloaned amounts in the GIA. However, we will credit interest on the initial net premium from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased. In no event will we credit less than 3% a year.

On each policy anniversary and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Your Value in the Investment Funds of our Separate Account(s) (SA). The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.

The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.


99-400-11                                                                Page 11

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .90% yearly for mortality and expense risks, plus any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------

The Cash Surrender Value of this Policy

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while either or both insured persons are living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.    A statement that makes it clear that you intend to surrender the contract;

2.    The policy number of the policy to be surrendered;

3. The name of the insured persons and your name (if other than the insured persons) and address where proceeds should be mailed;

4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignee, irrevocable beneficiary, or other person having an interest in the policy through the legally binding document.

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

Surrender Charges. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period before the end of the fifteenth policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges for the initial face amount is in the Policy Information section.

If the Face Amount of Insurance is reduced before the end of the fifteenth policy year, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Such deduction will be made in accordance with the "Allocations" provision.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.


99-400-11                                                                Page 12

Partial Net Cash Surrender Value Withdrawal. After the first policy year and while either or both insured persons are living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us, or if this would cause a decrease in face amount below the minimum for which we would then issue this policy. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount; there will be no proportionate surrender charge due to such a decrease.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as described above, we will make it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit and in your Policy Account will take effect on the date we receive your written request for it at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the Face Amount of Insurance. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------

How a Loan Can Be Made

Policy Loans. You can get a loan on this policy while it has a loan value. This policy will be the only security for the loan. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

Loan Value. The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any new loan may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

Loan Interest. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 4%. "Published Monthly Average" means the Monthly Average Corporate yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. In no event will the loan interest rate for a policy year be greater than 15%. We reserve the right to establish a rate lower than the maximum.


99-400-13                                                                Page 13

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph increases by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to our GIA.

Loan Repayment. You may repay all or part of a policy loan at any time while either of the insured persons is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------

Our Separate Account(s) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment funds. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company or companies or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.


99-400-13                                                                Page 14

      We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy or one or more of the investment funds by making direct investments or in any other form. If we do so, we may invest the assets of such SA or one or more of the investment funds in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

--------------------------------------------------------------------------------

Our Annual Report to You

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------

How Benefits Are Paid

You can have the Insurance Benefit, your Net Cash Surrender Value withdrawals or your Policy Account payable on the Final Policy Date paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the death of the second of the insured persons to die, the beneficiary will have this right when such insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after such insured person dies.

      The options are:

1. Deposit: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.    Installment Payments: There are two ways that we pay installments:

      A. FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments.

      B. FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.


99-400-15                                                                Page 15

3. Monthly Life Income: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments. The basis for these payments is the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

Payments that we make under options 1.-3. above will not be affected by the investment experience of any investment fund of our SA after proceeds are applied under such options.

We will also apply the sum under any other option requested that we make available at the time of payment.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------

Other Important Information

Your Contract with Us. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium shown in the Policy Information section.

This policy, any riders or endorsements, and the attached copies of the initial applications and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes -- Applicable Tax Law. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to assure this qualification for you we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the Face Amount of Insurance, or to decline a request for a partial withdrawal that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages on Page 4 -- Continued) or to require additional premium payments or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

Changes in Policy Cost Factors. Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.


99-400-15                                                                Page 16

When the Policy is Incontestable. We have the right to contest the validity of this policy based on material misstatements made in the initial applications for this policy. We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. However, with respect to each insured person we will not contest the validity of this policy after it has been in effect during the lifetime of that insured person for two years from the earlier of the Register Date or the date of issue shown in the Policy Information section. At the end of the second policy year, we will mail you a notice requesting that you tell us if either insured person has died. Failure to tell us of the death of an insured person will not avoid a contest, if we have basis to contest the policy, even if the policy is still in force. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person or insured persons living at the time the change or restoration takes effect.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

What if Age or Sex has Been Misstated? If either or both insured persons' age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct ages and sexes.

How the Suicide Exclusion Affects Benefits. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the earlier of the Register Date or the date of issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

How We Measure Policy Periods and Anniversaries. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

How, When and What We May Defer. We may not be able to obtain the value of the assets of the investment funds of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums);

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3.    Payment of loans (except when used to pay premiums);

4.    Determination of the unit values of the investment funds of our SA; and

5.    Any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums) for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

The Basis We Use for Computation. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.


99-400-17                                                                Page 17

We base minimum cash surrender values and reserves on the Commissioners 1980 Standard Ordinary, Male or Female, Smoker or Non-Smoker, Mortality Tables. We also use these tables as the basis for determining maximum insurance costs, taking account of the policy year and each insured person's sex, issue age, class of risk and tobacco user status. We use an effective annual interest rate of 3%.

Policy illustrations. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions.

Policy Changes. You may add additional benefit riders or make other changes, subject to our rules at the time of change.

99-400-17                                                                Page 18

                          Table of Guaranteed Payments
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

              Option 2A                                              Option 3
     FIXED PERIOD INSTALLMENTS                                  MONTHLY LIFE INCOME
     -------------------------                                  -------------------

   Number      Monthly     Annual               10 Years Certain   20 Years Certain   Refund Certain
 of Years'     Install-   Install-              ----------------   ----------------   --------------
Installments     ment       ment           Age    Male    Female    Male    Female    Male    Female
------------   --------   --------         ---    ----    ------    ----    ------    ----    ------
     1         $84.28     $1000.00         50    $3.48    $3.19    $3.42    $3.17    $3.37    $3.14
     2          42.66       506.17         51     3.54     3.23     3.47     3.21     3.42     3.17
     3          28.79       341.60         52     3.59     3.28     3.51     3.25     3.46     3.21
     4          21.86       259.33         53     3.65     3.32     3.56     3.29     3.51     3.25
     5          17.70       210.00         54     3.70     3.37     3.61     3.33     3.56     3.29

                                           55     3.77     3.42     3.66     3.37     3.61     3.34
     6          14.93       177.12         56     3.83     3.47     3.72     3.42     3.67     3.38
     7          12.95       153.65         57     3.90     3.52     3.77     3.47     3.72     3.43
     8          11.47       136.07         58     3.97     3.58     3.83     3.52     3.78     3.48
     9          10.32       122.40         59     4.04     3.64     3.88     3.57     3.84     3.53
    10           9.39       111.47
                                           60     4.12     3.70     3.94     3.62     3.90     3.58
                                           61     4.20     3.76     4.00     3.68     3.97     3.64
    11           8.64       102.54         62     4.29     3.83     4.06     3.74     4.04     3.69
    12           8.02        95.11         63     4.38     3.90     4.12     3.79     4.11     3.75
    13           7.49        88.83         64     4.48     3.98     4.18     3.85     4.19     3.82
    14           7.03        83.45
    15           6.64        78.80         65     4.58     4.06     4.25     3.92     4.26     3.88
                                           66     4.68     4.14     4.31     3.98     4.35     3.95
                                           67     4.79     4.23     4.37     4.04     4.43     4.02
    16           6.30        74.73         68     4.90     4.32     4.43     4.11     4.52     4.10
    17           6.00        71.15         69     5.02     4.42     4.50     4.18     4.62     4.18
    18           5.73        67.97
    19           5.49        65.13         70     5.14     4.52     4.56     4.25     4.71     4.26
    20           5.27        62.58         71     5.26     4.63     4.62     4.31     4.82     4.35
                                           72     5.39     4.75     4.67     4.38     4.92     4.44
                                           73     5.52     4.87     4.73     4.45     5.03     4.53
    21           5.08        60.28         74     5.66     4.99     4.78     4.51     5.14     4.63
    22           4.90        58.19
    23           4.74        56.29         75     5.80     5.12     4.83     4.58     5.27     4.74
    24           4.60        54.55         76     5.95     5.26     4.88     4.64     5.39     4.84
    25           4.46        52.95         77     6.10     5.40     4.93     4.70     5.53     4.96
                                           78     6.25     5.55     4.97     4.75     5.66     5.08
                                           79     6.40     5.70     5.01     4.80     5.80     5.20

                                           80     6.56     5.85     5.04     4.86     5.96     5.33
    26           4.34        51.48         81     6.72     6.01     5.08     4.90     6.11     5.45
    27           4.22        50.12         82     6.88     6.18     5.11     4.95     6.27     5.60
    28           4.12        48.87         83     7.04     6.34     5.13     4.99     6.43     5.73
    29           4.02        47.70         84     7.20     6.51     5.16     5.03     6.62     5.89
    30           3.93        46.61     85 & over  7.36     6.67     5.18     5.07     6.81     6.04

If installments are paid every 3        Amounts for Monthly Life Income are based on age nearest
months, they will be 25.23% of          birthday when income starts. Amounts for ages not shown
the annual installments. If they        will be furnished on request.
are paid every 6 months, they
will be 50.31% of the annual
installments.


99-400-19                                                                Page 19

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATES

A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104

      Flexible Premium Joint Survivorship Variable Life Insurance Policy. Insurance payable upon the death of the second of the insured persons to die while this policy is in force. Premiums may be paid while either insured person is living. Values provided by this policy are based on declared interest rates, and on the unit values of the investment funds of a separate account which in turn depends on the investment performance of the securities held by such investment fund. They are not guaranteed as to dollar amount. This is a non-participating policy.

      No. 99-400